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EXHIBIT 12.1

United Therapeutics Corporation
Ratio of Earnings to Fixed Charges
(Unaudited)

	Nine Months Ended September 30, 2007	Years Ended December 31,
		2006	2005	2004	2003
	(in thousands, except ratio)
Earnings from continuing operations before fixed charges	$17,873	$28,982	$42,893	$13,209	$(11,526)

Fixed charges
Interest expenses, net of capitalized interest	$2,141	$482	$29	$3	$112
Capitalized interest	—	—	—	—	—
Portion of rentals representative of interest factor	1,441	1,172	—	—	—

Total fixed charges	3,582	1,654	29	3	112

Ratio of earnings to fixed charges	4.99	17.52	1,479.07	4,403.00	—

Excess fixed charges over earnings	$—	$—	$—	$—	$11,638

NOTE:    The Ratio of Earnings to Fixed Charges should be read in conjunction with the Consolidated Financial Statements and related Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations in United Therapeutics Corporation's Annual Report on Form 10-K for the year ended December 31, 2006 and the Quarterly Report on Form 10-Q for the period ended September 30, 2007.

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  EXHIBIT 12.1
United Therapeutics Corporation Ratio of Earnings to Fixed Charges (Unaudited)